UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 4, 2009

STANDARD PACIFIC CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-10959 (Commission File Number)	33-0475989 (IRS Employer Identification No.)

26 Technology Drive
Irvine, California	92618
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:                    (949) 789-1600

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES

Pursuant to a privately-negotiated exchange agreement, dated September 4, 2009, entered into with a noteholder of Standard Pacific Corp. (the “Company”), the Company agreed to exchange a total of $5,200,000 aggregate principal amount of its 6% Senior Subordinated Convertible Notes due 2012 (the “2012 Notes”) for a number of shares of its common stock, par value $0.01 per share (“Common Stock”) equal to the sum of (i) 280,000 shares of Common Stock plus (ii) a number of shares of Common Stock equal to $3,507,200 divided by a share price to be determined based on the volume-weighted average price for the Common Stock as reported on the New York Stock Exchange for specified consecutive trading days after the execution date of the agreement (the “Exchange Transaction”). Accrued and unpaid interest on the notes exchanged will be paid in cash. Due to the structure of the exchange agreement, the exact number of shares of Common Stock issuable in the Exchange Transaction cannot yet be determined. The Company expects to close the Exchange Transaction on September 14, 2009, however, the closing of the Exchange Transaction is subject to standard closing conditions.

Pursuant to the two privately-negotiated exchange agreements dated August 26, 2009, that were previously announced, the Company issued a total of 6,398,433 shares of Common Stock in exchange for $27,637,000 aggregate principal amount of its 2012 Notes.

The issuance of the shares of Common Stock in the Exchange Transaction is being made by the Company pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended, contained in Section 3(a)(9) thereunder, on the basis that each of the exchange transactions constituted an exchange with existing holders of the Company’s securities and no commissions or other remuneration was paid for soliciting such exchanges.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 9, 2009

STANDARD PACIFIC CORP.

By:	/s/ JOHN M. STEPHENS
Name: John M. Stephens Title: Senior Vice President and Chief Financial Officer